Exhibit 10.1

EDISON INTERNATIONAL AND SOUTHERN CALIFORNIA EDISON COMPANY
DIRECTOR COMPENSATION SCHEDULE

As Adopted August 24, 2017

Effective October 1, 2017, except as otherwise provided below, non-employee Directors of Edison International (“EIX”) and/or Southern California Edison Company (“SCE”) will receive the annual retainers, meeting fees, meeting expenses and equity‑based awards described below as compensation for serving as a Director. The equity-based award provisions described below are effective for Directors elected or reelected on or after August 24, 2017.

Directors who are employees of EIX or SCE shall not receive additional compensation for serving as Directors (other than participation in the EIX Director Matching Gifts Program). Directors who serve on both the EIX Board and the SCE Board, and their corresponding Board Committees, will not receive additional compensation, including additional meeting fees for SCE business meetings held concurrently or consecutively with a corresponding EIX business meeting.

Annual Retainers
Board Retainer – Each Director will receive an annual board retainer of $115,000 to be paid in advance in quarterly installments of $28,750 for any calendar quarter or portion thereof during which the individual serves as a Director.

Board Committee Chair Retainer – Each Director who serves as the Chair of a Board Committee will receive an additional annual retainer of$15,000, except the Director who serves as the Chair of the Audit Committee will receive an additional annual retainer of $20,000 and the Director who serves as the Chair of the Compensation and Executive Personnel Committee will receive an additional annual retainer of $17,500. The Committee Chair retainers shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as a Committee Chair.

Chair of EIX Board Retainer – A non-employee Director who serves as the Chair of the EIX Board shall receive an additional annual retainer of $62,500. The retainer shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as the Chair of the EIX Board.

The quarterly retainer installments will be paid on the first business day of the calendar quarter. Initial quarterly retainer installments will be paid as soon as possible following the effective date of the election.

Meeting Fees
No meeting fee shall be paid for attending a meeting of the Board, any Board Committee, or shareholders. Each Director will receive $2,000 for each business meeting attended on behalf of the corporation in his or her capacity as a Director, at the request or invitation of either the Chair of the EIX Board or the EIX Chief Executive Officer. Each Director shall receive only one meeting fee for any concurrent meetings attended by the Director. Full meeting fees will be paid if the Director attends any portion of any meeting.

Meeting fees will be paid on the first business day of either the first or second month following the month in which the meeting occurred.

Expense Reimbursement
A Director will promptly be reimbursed after submitting to the Corporate Secretary a statement of expenses, supported by receipts and any other requested documentation, for (i) reasonable expenses incurred by the Director to attend Board meetings, Committee meetings, or business meetings attended on behalf of the corporation in his or her capacity as a Director, and (ii) reasonable program fees and expenses incurred by the Director to attend director education programs that are relevant to service on the Board.

Equity-Based Awards
Equity-based awards (“Awards”) will be granted under and subject to the terms of the EIX 2007 Performance Incentive Plan or a successor plan (the “Plan”), except that any award payable in cash will be deemed paid outside of the Plan. The Awards consist of fully vested Edison International deferred stock units (“DSUs”) and/or Edison International common stock (“Common Stock”). DSUs represent the value of one share of Common Stock and will be credited to the Director’s account under the EIX Director Deferred Compensation Plan and subject to the terms of that plan. DSUs include dividend equivalent rights that are converted to additional DSUs. The number of DSUs or shares of Common Stock awarded to a Director in any particular instance will be calculated by dividing the applicable equity award amount to be granted on that date (expressed in dollars and determined as set forth below, the “Award Amount”) by the fair market value of a share of Common Stock as of that date, rounded up to the nearest whole share. Fair market value for these purposes shall be determined in accordance with the Plan. Each Award will be subject to terms and conditions approved in advance by the Board.

Initial Election Award – Upon the initial election of a Director to the Board, the Director will receive an award of DSUs with an aggregate Award Amount of $140,000 subject to proration as provided below, the date of grant of which shall be the effective date of such election.

Annual Reelection Award – Each Director reelected to the Board will receive Common Stock and/or DSUs with an aggregate Award Amount of$140,000, the date of grant of which shall be the date of such reelection. The portion of the award to be granted in Common Stock and/or DSUs shall be specified in advance by the Director as provided in the next paragraph.

Prior to the year the Annual Reelection Award is granted, the Director may elect to receive the award entirely in shares of Common Stock, entirely in DSUs, or in any combination of each, except that if a fractional share would result, the Common Stock portion will be rounded up to the next whole share and the DSU portion will be rounded down to the next whole DSU. If no such election is timely made by the Director for a particular year, the Director’s Annual Reelection Award (if any) for that year will be entirely Common Stock.

Additional Award to Chair of EIX Board – Upon the initial appointment of a non-employee Director as Chair of the EIX Board, the Director will receive Common Stock and/or DSUs with an aggregate Award Amount of $62,500 subject to proration as provided below, the date of grant of which shall be the effective date of such appointment.

If a non-employee Director serving as Chair of the EIX Board is reelected to the EIX Board and is reappointed or otherwise remains Chair of the EIX Board following such reelection, then that Director will receive an Additional Award of Common Stock and/or DSUs with an Award Amount of $62,500 (in addition to the Annual Reelection Award Amount of$140,000, for a total Award Amount of$202,500), the grant date of which shall be the date of such reelection.

The portion of the Additional Award to be granted in Common Stock and/or DSUs shall be subject to the Director’s election in effect (if any) for that year’s Annual Reelection Award. To the extent no such election is in effect, the Additional Award for an initial appointment as Chair shall be made in the form of DSUs and any subsequent Additional Award for that Chair shall be made in the form of Common Stock.

Proration of Certain Awards. The Initial Election and Additional Award amounts provided for above are subject to proration if the grant date of the Award occurs (i) in the second quarter of EIX’s fiscal year and after the date of EIX’s annual meeting of shareholders for that year, (ii) in the third quarter of EIX’s fiscal year, or (iii) in the fourth quarter of EIX’s fiscal year. In determining the Award Amount as to any such Award, the applicable dollar amount set forth above will be multiplied by a percentage determined in accordance with the table set forth below.

If the grant date of the award occurs:	Then the applicable percentage is:
In the first quarter of EIX’s fiscal year, or in the second quarter of EIX’s fiscal year and on or before the date of EIX’s annual meeting of shareholders for that year	100% (no proration)
In the second quarter of EIX’s fiscal year and after the date of EIX’s annual meeting of shareholders for that year	75%
In the third quarter of EIX’s fiscal year	50%
In the fourth quarter of EIX’s fiscal year	25%

However, if a non-employee Director receives an Initial Election and/or Additional Award during a particular EIX fiscal year before the date of EIX’s annual meeting of shareholders for that year, the Director will not receive that same Award Amount again if he or she is reelected as a Director in that fiscal year.

EIX Affiliate Boards – SCE non-employee Directors who do not serve on the EIX Board will receive Awards equal in amount to EIX non-employee Directors if the SCE Board authorizes such compensation. Differing amounts of SCE Awards, and Awards for non‑employee directors of other EIX affiliates, may only be made with additional approval of the EIX Board.

Matching Gift Program
Directors of EIX and SCE are eligible to participate in the EIX Director Matching Gifts Program.

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